Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

BioMarin Pharmaceutical Inc:

We consent to the incorporation by reference of our report dated January 29, 2003, with respect to the consolidated balance sheet of BioMarin Pharmaceutical Inc. as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, which report is incorporated by reference in the Form S-3 of BioMarin Pharmaceutical Inc. (File No. 333-102066) and to the reference to our firm under the heading “Experts” in the prospectus.

/s/  KPMG LLP

San Francisco, California

February 19, 2003